Exhibit 99(a)

NEWS RELEASE

CONTACT:
-------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice:  860-610-6002
Fax:    860-610-6001

                                                      For Immediate Release
                                                      ---------------------

                       FARMSTEAD TELEPHONE GROUP, INC.
              APPOINTS ALFRED STEIN AS EXECUTIVE VICE PRESIDENT


EAST HARTFORD, CT., January 6, 2005 - Farmstead Telephone Group, Inc. (AMEX: FTG) today announced the hiring of Mr. Alfred G. Stein as Executive Vice President of the Company, effective January 15th, 2005, succeeding Michael R. Johnson who departed the Company December 31, 2004. Mr. Stein was initially engaged by Farmstead in September 2004 as an outside business consultant to assist management in the development of a strategic re-direction of the Company's sales organization and product offerings.

Mr. Stein comes to Farmstead with extensive experience in the telecommunications industry. Since 2002 he served as founder and President of Matthews & Wolf, LLC, a small business consulting firm. From 1998 to 2002 he served as Vice President - Business Process Development for Exp@nets, Inc. a voice and data solutions provider with over $1 billion in revenues. From 1983 to 1998, he was President of Eagle Intercommunications, Inc. a New York based telecommunications solution provider selling Toshiba, NYNEX and Avaya products and services. Eagle was acquired by Exp@nets in May of 1998.

Jean-Marc Stiegemeier, Farmstead's President and CEO, said, "All of us at Farmstead are pleased that Al has accepted this position. I worked closely with Al during the acquisition of Eagle, and I know that Al's wealth of experience in the telecommunication's industry, as evidenced by his prior successes, will bring significant value to Farmstead as we begin the execution of our re-defined strategic vision. The Farmstead team is currently positioning the Company to reap the rewards of a


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Farmstead Appoints Alfred Stein as Executive Vice President
Page 2


paradigm shift that is now occurring in the telecommunications industry. We expect that this re-direction will bring a host of new product offerings to our customers nationwide, and Al's skills will provide great value in executing that plan."

About Farmstead
---------------
      Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, selling, installing and maintaining both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.
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                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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